EXHIBIT 10.42

EXCLUSIVE LICENSE AGREEMENT

This Agreement is made effective the 24th day of  November, 1998 (the “Effective Date”), by and between George B. McDonald, M.D. (hereinafter called the “LICENSOR”), located at 1815 102nd Place S.E., Bellevue, WA 98004, and Enteron Pharmaceuticals, Inc. (hereinafter called “LICENSEE”), located at 787 Seventh Avenue, 48th Floor, New York, NY 10019.

WHEREAS, LICENSOR owns the “Licensed Patents” defined below and is willing to grant a license to LICENSEE under the Licensed Patents; and

WHEREAS, LICENSEE desires to obtain a license to the Licensed Patents upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, it is agreed as follows:

Section 1. Definitions.

As used in the Agreement, the following capitalized terms, whether used in the singular or plural, shall have the following meanings:

A. “Affiliate” means any corporation or other business entity controlled by, controlling, or under common control with LICENSEE, but only for so long as such control exists.  For purposes of this definition, “control” means (a) direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock of another corporation; or (b) the power, whether or not normally exercised, to direct or cause the direction of the management, affairs and policies of another corporation or other legal entity by contract, resolution, or otherwise.

B. “Clinical Trial” means the enrollment of patients with graft-versus-host disease or patients who have had (or will have had) a bone marrow transplant and, therefore, are susceptible to graft-versus-host disease into a treatment protocol whose primary endpoints are the safety and efficacy of the treatment.

C. “Calendar Quarter” means each three-month period ending March 31, June 30, September 30 and December 31.

D. “Confidential Information” means all nonpublic technical and commercial information, including all inventions, inventor or laboratory notebooks and records, formulae, methods, plans, processes, specifications, experience and trade secrets relating to the Technology (a) disclosed by one party to the other or (b) developed as a result of research development or other activity conducted by either party prior to or during the term of this Agreement,

E. “Development Report” means a written account of LICENSEE’s progress under a development plan identified in Section 3A and Appendix C that contains the information specified in Appendix B.

F. “FDA” means the United States Food and Drug Administration or any successor agency having the administrative and regulatory authority to approve testing and marketing of human pharmaceutical or biological prophylactic, therapeutic or diagnostic products in the United States.

G. “Know-how” means all tangible information and data that is owned or controlled by either party at any time before or during the term of the Agreement and that is related to the Licensed Process(es) or is necessary or useful in the development, registration, manufacture, use or sale of the Licensed Product(s), including, but not limited to, items listed on Appendix D, pharmacological, toxicological, clinical, analytical, and quality control data, and formulations, materials, drawings and sketches, designs, testing and test results, and other regulatory information.

H. “Licensed Field’’ means research and development of products for the prevention and treatment of human diseases.

I. “Licensed Patents” shall mean (i) all U.S. and foreign patents and patent applications set forth in Appendix I; (ii) any later-filed United States and/or foreign patent applications based on the patent applications and/or patents listed in Appendix I, or corresponding thereto, including any continuations, continuations-in-part, divisional, reissues, reexaminations, or extensions thereof; and (iii) any United Stales and/or foreign patents issuing from any of the foregoing-

J. “Licensed Product” means (i) any product the relevant manufacture, use, sale or importation of which would, in the applicable country and in the absence of this License, infringe upon a Valid Claim under the Licensed Patents; or (ii) any product that is manufactured or used according to any Licensed Process.

K. “Licensed Process” means any method or process the practice of which would, in the applicable country and in the absence of this License, infringe upon a Valid Claim under the Licensed Patents.

L. “NDA” means a New Drug Application filed with the FDA.

M. “Net Sales” means the gross amounts actually received for the sale of Licensed Product(s) less only the sum of the following:

(i) Trade discounts actually allowed to customers on Licensed Product(s);

(ii) Sales, tariff duties and/or use taxes directly imposed and paid with reference to sales of Licensed Product(s) (excluding what is commonly known as income taxes);

(iii) Freight, postage, and insurance charges and additional packaging charges for Licensed Product(s);

(iv) Amounts actually allowed or credited on returns of Licensed Product(s);

(v) Bad debt deductions actually written off during the accounting period that directly relate to Licensed Product(s); and

(vi) Sales commissions on sales of Licensed Product(s).

N. “Orphan Drug” means a product that is used to treat disease that affects relatively few people and for which U.S. and foreign government authorities or agencies provide tax credits or other incentives to make it possible to provide a safe and effect medical product for the treatment of the disease.

O. “Regulatory Approval” means the receipt of notice by a party of approval by the FDA of a NDA that is effective to permit the introduction of a Licensed Product into interstate commerce pursuant to 21 U.S.C. 355.  “Regulatory Approval” also includes the equivalent approval or licensure in a country other than the United States.

P. “Technology” means the Know-how and the inventions disclosed or claimed in the Licensed Patents.

Q. ‘Third Party” means any individual, corporation or other legal entity other than LICENSOR, LICENSEE or an Affiliate.

R. “Valid Claim” means a claim of any pending patent application or unexpired patent, or one whose expiration date has been extended by law, so long as such claim shall withdrawn, canceled, disclaimed, nor held invalid by a court of competent jurisdiction in an unappealed or unappealable decision.

Section 2. Grant of License.

A. Grant to LICENSEE

Subject to the terms and conditions of this Agreement, LICENSOR hereby grants to LICENSEE and LICENSEE accepts the following:

(i) an exclusive license under the Licensed Patents, including the right to grant sublicenses to both Affiliates and Third Parties, to practice the Licensed Process(es) and to make, have made, use, import and sell Licensed Product(s), in each case worldwide, for use in the Licensed Field.

(ii) an exclusive license to the Know-how, including the right to grant sublicenses to both Affiliates and Third Parties, to practice the Licensed Process(es) and to make, have made, use, import and sell Licensed Product(s), in each case worldwide, for use in the Licensed Field.

B. Limitations

The grant in Section 2A shall be subject to, restricted by and non-exclusive with respect to the following:

(i) LICENSEE shall use reasonable effort to introduce the Licensed Products for the prevention of graft-versus-host disease and host-versus-graft disease into the commercial market as soon as practicable, consistent with sound and reasonable business practices and judgment, and thereafter endeavor to keep Licensed Products reasonably available to the public.

(ii) If LICENSEE does not have to conduct any Clinical Trials prior to FDA approval of the first LICENSEE-sponsored NDA for Licensed Product, LICENSOR shall have the right to terminate or render this Agreement nonexclusive at any time after eighteen (18) months from the effective date of this Agreement if, in LICENSOR’s reasonable judgment, LICENSEE:

a) is not demonstrably and actively engaged in a research, development, manufacturing, marketing or licensing program, as appropriate, and obtaining appropriate Regulatory Approvals that are directed toward putting and keeping Licensed Product(s) into the commercial market, or

b) has not, directly or through a sublicense, put Licensed Product(s) into commercial use or kept Licensed Product(s) reasonably available to the public in a country or countries where licensed.

In making this determination, LICENSOR shall take into account the normal course of such programs conducted with sound and reasonable business practices and judgment and shall take into account the reports provided hereunder by LICENSEE.

(iii) If LICENSEE does have to conduct Clinical Trials to obtain FDA approval of the first LICENSEE-sponsored NDA for Licensed Product, LICENSOR shall have the right to terminate or render this Agreement nonexclusive at any time after five (5) years from the effective date of this Agreement if, in LICENSOR’s reasonable judgment, LICENSEE:

a) is not demonstrably and actively engaged in a research, development, manufacturing, marketing or licensing program, as appropriate, and obtaining appropriate Regulatory Approvals that are directed toward putting and keeping Licensed Product(s) into the commercial market, or

b) has not, directly or through a sublicense, put Licensed Product(s) into commercial use or kept Licensed Product(s) reasonably available to the public in a country or countries where licensed.

In making this determination, LICENSOR shall take into account the normal course of such programs conducted with sound and reasonable business practices and judgment and shall take into account the reports provided hereunder by LICENSEE.

(iv) LICENSEE shall, at least thirty (30) days prior to granting any sublicense to any Affiliate or Third Party, identify such Affiliate or Third Party to LICENSOR.  Concurrent with identifying such Affiliate or Third Parry, LICENSEE shall provide to LICENSOR a copy of the sublicense agreement.  Any sublicense shall be granted in a sublicense agreement that is consistent with the terms of this Agreement and is in form and substance acceptable to LICENSOR; provided, however, that a sublicense agreement that is verified by Licensor to contain the relevant provisions of Sections 1, 2B, 3A, 3C, 4D, 4E, 5, 6, 7, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20 and 21 shall not require the pre-approval of LICENSOR.  In a sublicense agreement, LICENSEE shall not grant any sublicensee the right to sublicense the Licensed Patents or Know-how licensed in this Agreement.  LICENSEE shall be liable to LICENSOR for performance by any sublicensee of such sublicenseers obligations under the sublicense agreement.  Any sublicense agreement shall provide for termination or assignment to LICENSOR, at the option of LICENSOR, of LICENSEE’s interest therein upon the termination of this Agreement.

(v) If LICENSEE is unable or unwilling to grant sublicenses, either as suggested by LICENSOR or a potential sublicensee or otherwise, LICENSOR has the right to directly license such potential sublicensee unless LICENSEE reasonably satisfies LICENSOR that the granting of such license or sublicense would result in direct or indirect competition with Licensed Product(s) sold, marketed, or under active research and development by LICENSEE or would not materially increase the availability to the general public of Licensed Products.

(vi) A nonexclusive, worldwide right to make and use the Technology by LICENSOR solely for research purposes.

(vii) It is understood that if the United States Government (through any of its agencies or otherwise) has funded research, during the course of or under which any of the inventions of the Licensed Patents were conceived or made, the United States Government is entitled, as a right, under the provisions of 35 U.S.C. §§200-212 and applicable regulations of Chapter 37 of the Code of Federal Regulations, to a nonexclusive, nontransferable, irrevocable, paid up license to practice or have practiced the invention of such Licensed Patents for government purposes.  Any license granted to LICENSEE in this Agreement will be subject to such right.

Section 3. Consideration.

A. Development.

LICENSEE agrees that it will (i) independently evaluate the Licensed Patents; (ii) establish and actively pursue the development of the Licensed Patents to enable Licensed Products to be sold and (iii) supply LICENSOR with a written Development Report within one month following the end of each semi-annual period ending on June 30 and December 31 during the term of this Agreement until LICENSEE (a) obtains Regulatory Approvals of Licensed Product(s) for the treatment of graft-versus-host disease and host-versus-graft disease and (b) begins international commercial sales of such Licensed Product(s).  All development activities and all aspects of Licensed Product design and decisions to market are entirely at the discretion of LICENSEE, and LICENSEE will rely entirely on its own expertise.  LICENSOR’s review of LICENSEE’s development plan is solely to verify the existence of LICENSEE’s commitment to Licensed Product development activity.

B. License Fee.

In partial consideration for the grant of licenses in this Agreement to LICENSEE, LICENSEE agrees to pay to LICENSOR a nonrefundable license fee of twenty thousand dollars ($20,000) within seven (7) calendar days of the execution of this agreement.

C. Royalty.

In partial consideration for the grant of licenses in this Agreement to LICENSEE and during the term of this Agreement, LICENSEE agrees to pay the following as running royalties, which shall not be returnable in any event, to LICENSOR on a country-by-country basis:

(i) If LICENSEE does have to conduct Clinical Trials to obtain FDA approval of the first LICENSEE-sponsored NDA for Licensed Product, then LICENSEE shall pay to LICENSOR within forty-five (45) days of the end of each Calendar Quarter in an amount equal to twenty-five percent (25%) of:  (a) any non-recurring sublicense fees (including, but not limited to, signing, up-front, and lump-sum fees) and annual license maintenance fees, if any, received from any Affiliate or Third Party for the right to practice the Licensed Process(es) or make, use, sell, or import Licensed Product(s); and (b) all royalties received by LICENSEE from the sale of Licensed Product(s) by any sublicensed Third Party.

(ii) If LICENSEE does not have to conduct any Clinical Trials prior to FDA approval of the first LICENSEE-sponsored NDA for Licensed Product, then LICENSEE shall pay to LICENSOR within forty-five (45) days of the end of each Calendar Quarter in an amount equal to thirty-three percent (33%) of:  (a) any non-recurring sublicense fees (including, but not limited to, signing, up-front, and lump-sum fees) and annual license maintenance fees, if any, received from any Affiliate or Third Party for the right to practice the Licensed Process(es) or make, use, sell, or import Licensed Product(s); and (b) all royalties received by LICENSEE from the sale of Licensed Product(s) by any sublicensed Third Party,

(iii) If LICENSEE does have to conduct Clinical Trials to obtain FDA approval of the first LICENSEE-sponsored NDA for Licensed Product, then LICENSEE shall pay LICENSOR within forty-five (45) days from the end of each Calendar Quarter six percent (6%) of all Net Sales of Licensed Products by LICENSEE or a sublicensed Affiliate.

(iv) If LICENSEE does not have to conduct any Clinical Trials prior to FDA approval of the first LICENSEE-sponsored NDA for Licensed Product, then LICENSEE shall pay LICENSOR within forty-five (45) days from the end of each Calendar Quarter eight percent (8%) of all Net Sales of Licensed Products by LICENSEE or a sublicensed Affiliate.

(v) The royalty rates in (i), (ii), (iii) and (iv) above shall be reduced by fifty percent (50%) in any country where a competitor is selling any oral formulation of the Licensed Product(s) for any indication.

(vi) No royalty shall accrue on sales among LICENSEE, its sublicensed Affiliates or sublicensed Third Parties.  Royalties shall only accrue on sales by LICENSEE, its sublicensed Affiliates or sublicensed Third Parties to parties other than LICENSEE, its sublicensed Affiliates or sublicensed Third Parties and shall be payable only once for any given unit of Licensed Product sold.

(vii) To the extent that LICENSEE or any Affiliate of LICENSEE is required, by order or judgment of any court, to obtain in any country any license from a Third Party in order to practice the rights purported to be granted hereunder to LICENSEE by LICENSOR under the Third Party’s issued patents in such country, then fifty percent (50%) of the royalties payable under such license in such jurisdiction may be deducted from royalties otherwise payable to LICENSOR hereunder, provided that in no event shall the aggregate royalties payable to LICENSOR in any Calendar Quarter in such country be reduced by more than fifty per cent (50%) as a result of any such deduction.

D. Milestone Payments.

LICENSEE agrees to pay to LICENSOR three hundred thousand dollars ($300,000) within seven (7) calendar days of the FDA’s approval of the first LICENSEE-sponsored NDA incorporating the Technology.

E. Equity Participation.

(i) In partial consideration for the grant of licenses in this Agreement to LICENSEE, LICENSEE shall issue to LICENSOR a number of shares (the “Initial Shares”) of common stock (the “Common Stock”) of LICENSEE, par value $.001 per share, representing eight percent (8%) of the outstanding Common Stock as of the date of execution of the License Agreement, LICENSEE shall issue the Initial Shares to LICENSOR pursuant to the exemption from registration provided by Section 4(2) under the Securities Act of 1933, as amended (the “Securities Act”).  The Initial Shares shall be protected from dilution in connection with any financing transaction by LICENSEE until such time as LICENSEE has received at least two million dollars ($2,000,000) in gross proceeds from the issuance of equity securities of LICENSEE.  LICENSOR shall be entitled to receive, in partial consideration for the grant of licenses this Agreement to LICENSEE, additional shares of Common Stock so as to maintain his respective percentage ownership of LICENSEE immediately prior to the applicable financing.

(ii) If LICENSEE does not have to conduct any Clinical Trials prior to FDA approval of the first LICENSEE sponsored NDA for Licensed Product, then LICENSEE also shall issue to LICENSOR, in partial consideration for the grant of licenses in this Agreement to LICENSEE, a number of new shares of Common Stock of LICENSEE equal to the Initial Shares, which shall have the same dilution protection as the Initial Shares set forth in E(i) above.

F. Penalty Payments.

In the event LICENSEE has not (i) initiated recruitment of patients for a Phase III Clinical Trial for the Licensed Products, or (ii) initiated the filing of a NDA within six (6) months of signing this Agreement, LICENSEE shall pay LICENSOR one hundred thousand dollars ($100,0,00) within seven (7) calendar days of the six (6) month anniversary of the Effective Date of this Agreement.

G. Payments by Equity.

(i) Upon the request of LICENSOR, LICENSEE shall have the obligation to fulfill any of LICENSEE’s payment obligations due under this Section 3 through the issuance of an amount of shares of Common Stock equal to the cash value of any such payment obligation.  Any such issuances of Common Stock shall be made only to the extent that an exemption from the registration requirements of the Securities Act exists or the shares are duly registered under the Securities Act.

(ii) For purposes of calculating the cash value of the Common Stock under Section 3G(i), the then-current market price of the Common Stock will be deemed to be the average closing price of the Common Stock for the ten (10) consecutive trading days prior to the date on which any payment pursuant to this Section 3 accrues, on the principal national securities exchange on which the Common Stock is admitted to trading or listed, or if not listed or admitted to trading on any such national exchange, then the representative average closing bid price of the Common Stock as reported by the National Association of Securities Dealers, Inc. Automated Quotations System (“Nasdaq”) or other similar organization, or, if the Common Stock is not reported on Nasdaq or by a similar organization, then the average per share bid price for the Common Stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or if not so available, then the fair market price of the Common Stock as determined in good faith by the Board of Directors of LICENSEE.  In connection with this calculation, LICENSOR, or his representative, shall have access to the books and records of LICENSEE at any time upon twenty-four (24) hour notice to LICENSEE.  Such access shall occur during normal business hours of LICENSEE.

(iii) LICENSEE agrees that, at any time, and from time to time during the period commencing two (2) years after the Effective Date hereof, or one (1) year after LICENSEE’S initial public offering of Common Stock registered under the Securities Act, whichever is later, and ending on the date that is five (5) years after the Effective Date hereof, if the Board of Directors of LICENSEE authorizes the filing of a registration statement under the Securities Act (other than the initial public offering of LICENSEE’s Common Stock, or a registration statement on Form S-8, Form S-4 or any other form that does not include substantially the same information as would be required in a form for the general registration of securities) in connection with the proposed offer of any of its securities by it or any of its stockholders, then LICENSEE shall (a) promptly notify LICENSOR that such registration statement will be filed and that the Common Stock then held by LICENSOR will be included in such registration statement at LICENSOR’s request, (b) cause such registration statement to cover all of such Common Stock issued to LICENSOR and requested for inclusion, (c) use its reasonable best efforts to cause such registration statement to become effective as soon as practicable and (d) take all other action necessary under any federal or state law or regulation of any governmental authority to permit all such Common Stock that has been issued to LICENSOR and requested by LICENSOR for inclusion in such proposed registration statement to be sold or otherwise disposed of and shall maintain such compliance with each such federal and state law and regulation of any governmental authority for the period necessary to effect the proposed sale or other disposition of any Common Stock that has been issued to LICENSOR and requested by LICENSOR for inclusion in the proposed registration statement.

To the extent that officers or directors of LICENSEE are permitted to have registered shares of Common Stock held by any of them included in an initial public offering of LICENSEE’S Common Stock, LICENSOR shall also have the right to include the Common Stock then held by LICENSOR in the registration statement prepared in connection with such an offering.

(iv) In the event that LICENSEE grants to any investor(s) the right to require LICENSEE to effect a registration of Common Stock held by such investors, LICENSOR shall have the right to require LICENSEE to include the Common Stock held by LICENSOR in any such registration on the same terms applicable to such investor(s).

a) If the Common Stock owned by LICENSOR is or becomes freely tradable, then LICENSOR shall have no right to the above described registration rights.

b) LICENSEE may at any time, abandon or delay any registration commenced by LICENSEE.

c) LICENSOR represents to LICENSEE that the Common Stock will be acquired by LICENSOR for investment purposes only, for an indefinite period of time, for its own account, not as a nominee or agent for any other entity, and not with a view to the sale or distribution of all or any part thereof, and LICENSOR has no present intention of selling, granting any participation in, or otherwise distributing, any or all of the Common Stock.  LICENSOR does not have any contract, undertaking, agreement or arrangement with any entity to sell, transfer or grant participation to such person, firm or corporation, with respect to any or all of the Common Stock.

d) LICENSEE represents to LICENSOR that LICENSEE shall rely on Section 4(2) under the Securities Act in connection with the issuance of the Initial Shares to LICENSOR.  In addition, LICENSEE represents to LICENSOR that LICENSEE shall conduct any further issuances of Common Stock to LICENSOR (under this Section 3) only in compliance with registration under the Securities Act or an available exemption from such registration requirements.

e) The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Section 3G.

f) LICENSOR agrees that, in connection with each underwritten public offering of shares of Common Stock or other equity securities of LICENSEE registered under the Securities Act by or on behalf of LICENSEE, LICENSOR will not sell or transfer, or offer to sell or transfer, any equity securities of LICENSEE, to the extent all officers, directors and greater than five percent (5%) shareholders of LICENSEE are also subject to this restriction for such period as the managing underwriter of such offering determines is necessary to effect the underwritten public offering, not to exceed one hundred and eighty (180) days, and LICENSOR further agrees that it will sign an agreement as requested by the managing underwriter of such offering to effect the requirements of this Section 3G(iv)(f).

Section 4. Certain Warranties of LICENSOR and LICENSEE.

A. To LICENSOR’s knowledge and belief, LICENSOR has all right, title, and interest in and to the Licensed Patents and Know-How, including exclusive, absolute, irrevocable right, title and interest thereto, free and clear of all liens, charges, encumbrances or other restrictions or limitations of any kind whatsoever and to LICENSOR’s knowledge and belief there are no licenses, options, restrictions, liens, rights of third parties, disputes, royalty obligations, proceedings or claims relating to, affecting, or limiting LICENSOR’s rights licensed to LICENSEE under this Agreement.

B. As of the Effective Date, to LICENSOR’s knowledge and belief, there is no claim pending or threatened, of infringement, interference or invalidity regarding any part or all of the Licensed Patents or the use of the inventions as contemplated in the underlying patent applications as presently drafted.

C. LICENSOR, by this License Agreement, makes no representations or warranties as to the validity and/or scope of the claims contained in the Licensed Patents or that such Licensed Patents may be exploited by LICENSEE or its sublicensees without infringing other patents and LICENSEE so acknowledges.

D. EXCEPT AS MAY BE EXPRESSLY PROVIDED IN THIS SECTION 4, LICENSOR DOES NOT MAKE, AND EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, EITHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, AS TO ANY OF THE LICENSED PATENTS, KNOW-HOW, OR TECHNOLOGY, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

E. LICENSEE represents and warrants to LICENSOR the following:

(i) LICENSEE is a corporation duly organized„ validly existing and in good standing under the laws of the State of New York and has all necessary corporate power to enter into and perform its obligations under this Agreement.

(ii) The execution, delivery and performance of this Agreement by LICENSEE have been duly authorized and approved by all necessary corporate action, and that the Agreement is binding upon and enforceable against LICENSEE in accordance with its terms (subject to bankruptcy and similar laws affecting the rights of creditors generally).

(iii) At all times during the term of this Agreement, LICENSEE and all its sublicensees will obtain, maintain and comply with all licenses, permits and authorizations necessary to LICENSEE’S complete and timely performance of its obligations under this Agreement, which are required under any applicable statutes, laws, ordinances, rules and regulations of the United States as well as those of all applicable foreign governmental bodies, agencies and subdivisions, having, asserting or claiming jurisdiction over LICENSEE or any sublicensee or LICENSEE’s sublicensee’s performance of the terms of this Agreement.  In particular, LICENSEE.

(iv) LICENSEE will be responsible for obtaining all necessary United States FDA approvals and all approvals required by similar governmental bodies or agencies of all applicable foreign countries.

(v) LICENSEE understands and acknowledges that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce.  These laws and regulations, among other things, prohibit or require a license for the export of certain types of technical data to certain specified countries.  LICENSEE hereby agrees and gives written assurance that it will comply with all United States laws and regulations controlling the export of commodities and technical data, that it will be solely responsible for any violation of such by LICENSEE or its AFFILIATES or sublicensees, and that LICENSEE will defend and hold LICENSOR harmless of any legal action of any nature occasioned by such violation.

Section 5. Record Keeping, Reporting, Accounting and Payments.

A. LICENSEE shall report to LICENSOR the date of first sale of each Licensed Product in each country within thirty (30) days of occurrence.

B. LICENSEE will keep, maintain and require each of its sublicenses to keep and maintain, in accordance with generally accepted accounting principles, proper and complete books and records sufficient to verify the accuracy and completeness of LICENSEE’s and each sublicensee’s accounting of all sales of Licensed Product.  The books and records will be preserved for a period not less than three years after they are created.

C. Amounts owing to LICENSOR under Section 3C will be paid on a quarterly basis for the periods ending March 31, June 30, September 30 and December 31, within forty-five days of the end of the Calendar Quarter.  The balance of any such amounts that remain unpaid more than thirty days after they are due to LICENSOR will accrue interest until paid at the rate of one percent (1%) per month.  In no event, however, will this interest provision be construed as a grant of permission for any payment delays.

D. All amounts owing to LICENSOR under this Agreement will be paid in U.S. dollars to LICENSOR at the address provided in Section 13.  All royalties owing with respect to Net Sales stated in currencies other than U.S. dollars will be converted at the rate shown in the Federal Reserve Noon Valuation - Value of Foreign Currencies on the last day of the Calendar Quarter for which payment is due or, if the last day is not a business day, the closest preceding business day.  All amounts payable by LICENSEE to LICENSOR shall be made without any deduction for conversion or remittance fees or other charges imposed outside of the United States or any taxes levied on such amounts by non-U.S. tax authorities, all of which shall be borne by LICENSEE.  LICENSOR shall pay any conversion or remittance fees or other charges imposed in the United States or any taxes levied by U.S. tax authorities.

E. With each payment due under Section 3C, the accounting will be summarized on the form shown in Appendix A of this Agreement on a country-by-country basis for each Licensed Product sold by LICENSEE or a sublicensed Affiliate or sublicensed Third Party.  Such accounting summaries shall be certified as correct by an officer of LICENSEE and shall include a detailed listing of all deductions from gross sales and be accompanied by a listing of all payments made by each sublicensee to LICENSOR.  In the event no payment is owed to LICENSOR, a statement setting forth that fact will be supplied to LICENSOR and certified as correct by an officer of LICENSEE.

F. LICENSEE will take all steps necessary so that LICENSOR may, within thirty (30) days of LICENSOR’s request, review the books and records at a single U.S. location to verify the accuracy of LICENSEE’s and each sublicensee’s accounting.  The review may be performed by any attorney or registered CPA mutually agreed upon by LICENSOR and LICENSEE with the cost being borne solely by LICENSOR, upon reasonable notice and during regular business hours and not more than twice per calendar year.  If a royalty payment deficiency is determined, LICENSEE will pay the royalty deficiency outstanding within thirty (30) days of receiving written notice thereof, plus interest on outstanding amounts as described in Section 5C.  If a royalty payment deficiency for a calendar year exceeds five percent (5%) of the royalties paid for any consecutive twelve (12) months, then LICENSEE will be responsible for paying LICENSOR’s out-of-pocket expenses incurred with respect to such review.

Section 6. Term and Termination.

A. If not terminated sooner pursuant to Sections 2B, 8C, 10B, or the provisions in this Section 6, this Agreement shall terminate:  (i) on the date of the last to expire claim contained in the Licensed Patents; or (ii) in the event that no patent shall issue, upon the expiration of the Orphan Drug status, if achieved.

B. Subject to the provisions of the federal bankruptcy laws that limit rights of termination, if LICENSEE shall become bankrupt, or shall file a petition in bankruptcy, or if the business of LICENSEE shall he placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of LICENSEE or otherwise, this License Agreement shall automatically terminate.

C. Should LICENSEE fail to make payment to LICENSOR of royalties due in accordance with the terms of this Agreement that are not the subject of a bona fide dispute between LICENSOR and LICENSEE, LICENSOR shall have the right to terminate this License Agreement within thirty (30) days after giving said notice of termination unless LICENSEE shall pay to LICENSOR, within the 30-day period, all such royalties and interest due.  Upon the expiration of the 30-day period, if LICENSEE shall not have paid all such royalties and interest due, the rights, privileges and license granted hereunder shall, at the option of LICENSOR, immediately terminate.

D. Upon any material breach or default of this Agreement by LICENSEE, other than as set forth in Section 6C herein above, LICENSOR shall have the right to terminate this Agreement and the rights, privileges and licenses granted hereunder upon giving thirty (30) days written notice to LICENSEE.

E. LICENSEE shall have the right at any time to terminate this Agreement in whole by giving ninety (90) days notice thereof in writing to LICENSOR.

F. Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination or obligations under Sections 3, 5, 10, 11, 15, and 16 hereof.  LICENSEE and/or any sublicensee thereof may, however, after the effective date or such termination and continuing for a period not to exceed three (3) months thereafter, sell all Licensed Products completed as of the date of notice of such termination and sell any Licensed Products in the process of manufacture as of the date of notice of such termination, provided that LICENSEE shall pay or cause to be paid to LICENSOR the royalties thereon as required by Article 3 of this License Agreement and shall submit the reports and certifications required on the sales of Licensed Products outlined in Section 5E hereof.

G. LICENSOR shall have the right to terminate this Agreement upon termination of the Consulting Agreement entered into by and between LICENSOR and LICENSEE that relates to LICENSOR’s providing consulting services to LICENSEE in connection with LICENSEE’s business.

Section 7. Binding Effect and Assignability.

The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon LICENSOR and LICENSEE and their respective successors, assigns, and legal representatives, This Agreement and the rights and duties hereunder may not be assigned by either party without first obtaining the written consent of the other, which consent will not be unreasonably withheld.  Any such purported assignment, without the written consent of the other party, will be null, void and of no effect, Notwithstanding the foregoing, LICENSEE may assign this Agreement, without the written consent of LICENSOR, to either (i) a purchaser, merging or consolidating corporation, or acquirer of substantially all of LICENSEE’s assets or business and/or pursuant to any reorganization qualifying under section 368 of the internal Revenue Code of 1986 as amended and may be in effect at such time, or (ii) an Affiliate of LICENSER

Section 8. Patent Prosecution.

A. Subject to the provisions of section 8(C) hereof, LICENSEE, within ninety (90) days from receipt of appropriate documentation, shall reimburse LICENSOR in the approximate amount of Six Thousand Eight Hundred Thirty-Three Dollars and Three Cents ($6,833.03) representing all reasonable out-of-pocket expenses LICENSOR has incurred for the preparation, filing, prosecution and maintenance of Licensed Patents for to execution of this Agreement and shall reimburse LICENSOR for all such future reasonable out-of-pocket expenses within sixty (60) days from receipt by LICENSEE of appropriate documentation of such expenses by LICENSOR.

B. LICENSOR shall diligently prosecute and maintain the Licensed Patents as set forth Section 1 hereof and Appendix I (as the same may be amended or supplemented from time to time after the Effective Date), utilizing such patent counsel as LICENSOR is using as of the Effective Date of this Agreement or patent counsel as may be mutually agreed upon by the parties hereto.  LICENSOR agrees to keep LICENSEE reasonably well informed with respect to the status and progress of any such applications, prosecutions and maintenance activities, including consulting in good faith with LICENSEE and taking into account LICENSEE’s comments and requests with respect thereto.  Both parties agree to provide reasonable cooperation to each other to Facilitate the application and prosecution 01-patents pursuant to this Agreement.

C. LICENSEE may, in its discretion, elect to not reimburse LICENSOR for reasonable out-of-pocket expenses of patent prosecution set forth in Section 8B, in which case LICENSEE shall provide LICENSOR with at least ninety (90) days notice thereof and LICENSOR shall have the right to treat such notice as a notice of termination of this Agreement under Section 6E hereof.

Section 9. Infringement and Other Actions.

A. LICENSEE and LICENSOR shall promptly provide written notice, to the other party, of any alleged infringement by a Third Party of the Licensed Patents and provide such other party with any available evidence of such infringement.  LICENSOR and the officers of LICENSEE shall confer to determine in good faith an appropriate course of action to enforce such Licensed Patents or other wise abate the infringement thereof.  LICENSEE and LICENSOR shall promptly provide written notice, to the other party, of any potential or actual declaratory judgment challenge to the Licensed Patents and shall confer to determine in good faith an appropriate course of action in response to such challenge.

B. During the term of this Agreement, LICENSEE will have the right, but not the obligation at its own expense and utilizing counsel of its choice, to prosecute any infringement of and/or defend any declaratory judgment challenge to, the Licensed Patents.  In furtherance of such right, LICENSOR hereby agrees that LICENSEE may join LICENSOR as a party in any such suit, without expense to LICENSOR, No settlement, consent judgment or other voluntary final disposition of any such suit that would adversely affect the rights of LICENSOR may be entered into without the written consent of LICENSOR, which consent shall not be unreasonably withheld.  LICENSEE will indemnify and hold LICENSOR harmless against any and all damages, settlements, costs, expenses, penalties, tines or liability (including, without limitation, reasonable attorneys’ fees) that may be found or assessed against LICENSOR in any such suit other than those resulting from LICENSOR’s gross negligence or willful misconduct,

C. Any recovery, award or damages for infringement or other moneys derived by LICENSEE in any suit under Section 9B, whether by judgment or settlement, shall be applied first in satisfaction of any unreimbursed expenses and legal fees of LICENSEE relating to the suit and then to LICENSOR for any royalties credited in accordance with Section 9D.  The balance remaining from any such recovery will be treated as royalties received by LICENSEE from a sublicensee and shared by LICENSOR and LICENSEE in accordance with Section 3C(i) hereof.

D. LICENSEE may credit up to fifty percent (50%) of any out-of-pocket litigation costs incurred by LICENSEE in any country pursuant to Section 9B against royalties thereafter payable to LICENSOR hereunder for such country and apply the same toward one-half of its actual, reasonable out-of-pocket litigation costs.  If fifty percent (50%) of such out-of-pocket litigation costs in such country exceeds fifty percent (50%) of royalties payable to LICENSOR for such country in any year in which such costs are incurred, then the portion of the fifty percent (50%) of the out-of-pocket litigation costs in excess of’ such fifty percent (50%) of the royalties payable will be carried over and credited against royalty payments in future years for such country.

E. If within two (2) months after receiving notice of any alleged infringement of the Licensed Patents, LICENSEE has not notified in writing LICENSOR of LICENSEE’S intended action, or if LICENSEE notifies LICENSOR at any time prior thereto, of its intention not to bring suit against the alleged infringer or to defend the Licensed Patents in a declaratory judgment action, then, and in those events only, LICENSOR will have the right, but not the obligation, at its own expense and utilizing counsel of its choice, prosecute any infringement of, and/or defend any declaratory judgment challenge to, the Licensed Patents.  LICENSOR may, for such purposes, join LICENSEE as a party plaintiff.  LICENSOR will keep any recovery, award or damages for infringement or other moneys derived therefrom, whether by judgment or settlement, and such will not be applicable to any royalty obligation of LICENSEE.

F. In any suit to enforce and/or defend the Licensed Patents pursuant to this Section 9, the party not in control of such suit shall, at the request and expense of the controlling party, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

Section 10. Product Liability; Conduct of Business.

A. LICENSEE will, at all times during the term of this Agreement and thereafter, indemnify, defend and hold LICENSOR, his successors and assigns, harmless from and against all liabilities, damages, losses, settlements, claims, actions, suits, penalties, fines, costs or expenses, including without limitation, legal expenses and reasonable attorneys fees (any of the foregoing, a “Claim”) incurred by or asserted against LICENSOR, his successors and assigns of whatever kind or nature, including, without limitation, any Claim based upon negligence, warranty, strict liability, violation of government regulation, arising from or occurring as a result of (i) the use of the Technology by LICENSEE or any of its Affiliates, agents or sublicensees or (ii) the production, manufacture, sale, use, consumption or advertisement of Licensed Product(s) or the practice of Licensed Process(es), except to the ex-tent such Claims are the result of LICENSOR’s gross negligence or willful misconduct No settlement, consent judgment or other voluntary final disposition of any such Claim may be entered into without the written consent of the LICENSOR, which consent shall not be unreasonably withheld.  LICENSOR at all times reserves the right to select and retain, at LICENSOR’s sole expense, counsel of its own to defend LICENSOR’s interests,

B. No later than the earlier of (i) testing or use of Licensed Product in human subjects or (ii) sale of a Licensed Product, LICENSEE shall obtain and maintain product liability insurance policies in amounts acceptable to LICENSOR and have LICENSOR named as an additional insured on such policies.  LICENSEE shall provide LICENSOR with evidence of such coverage at least ten (10) days before the commencement of the earlier of (i) or (ii) of this Section 10B and from time thereafter upon LICENSOR’s request.  If LICENSOR’s insurance costs can be shown to have increased solely because of this Agreement, and such increases are verified by an independent certified public accountant, LICENSEE shall reimburse LICENSOR for such increase within thirty (30) days of receiving written notice from LICENSOR requesting such reimbursement.  If LICENSEE does not reimburse LICENSOR, LICENSOR shall have the right to terminate this Agreement thirty (30) days after written notice of termination unless LICENSEE shall reimburse LICENSOR within the 30-day period.  This Section 10B shall survive any termination of this Agreement.

Section 11. Use of Names.

Nothing contained in this Agreement shall be construed as granting any right to LICENSEE or its Affiliates to use in advertising, publicity, or other commercial or promotional activities any name, trade name, trademark, or other designation of LICENSOR (including contraction, abbreviation or simulation of any of the foregoing) without the prior written consent of LICENSOR; provided, however, that LICENSOR acknowledges and agrees that LICENSEE may use the names of LICENSOR in various documents used by LICENSER for capital raising and financing without such prior written consent or where the use of such names may be required by law.

Section 12. Independent Contractor Status.

The parties to this Agreement recognize and agree that each is operating as an independent contractor and nothing herein shall be deemed to establish a relationship of principal and agent between LICENSOR and LICENSEE, nor any of their agents or employees for any purpose whatsoever.  This Agreement shall not be construed as creating a partnership or joint venture between LICENSOR and LICENSEE, or as creating any other form of legal association or arrangement that would impose liability upon one party for the act or failure to act of the other party.

Section 13. Notices.

Any notice required to be given pursuant to the provisions of this Agreement will be in writing and will be deemed to have been given at the earlier of:  when delivered personally against receipt therefor; one (1) day after being sent by Federal Express or similar overnight delivery; or three (3) days after being mailed registered or certified mail, postage prepaid, to a party hereto at the address set forth below, or to such other address as such party shall give by notice hereunder to the other party to this Agreement

If to LICENSOR:

George B. McDonald, M.D.

1815 102nd Place, S.E.

Bellevue, WA 98004

Phone:  425-453-9936

If to LICENSEE:

Enteron Pharmaceuticals, Inc.

787 Seventh Avenue, 48th Floor

New York, NY 10019

Attn:  Baruch Runner, M.D.

Phone:  212-554-4543

Fax:  212-554-4338

Section 14. Governing Law and Severability.

This Agreement will be construed in accordance with the laws of the State of New York.  If any provisions of this Agreement conflicts with the laws or regulations of any jurisdiction or any governmental entity having jurisdiction over the parties or this Agreement, those provisions will he deemed automatically waived in that jurisdiction but shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.  If the waiver is allowed by relevant law, the remaining terms and conditions of this Agreement will remain in full force and effect.  If a waiver is not so allowed or if a waiver leaves terms and conditions clearly illogical or inappropriate in effect, the parties agree to substitute new terms as similar in effect to the present terms of this Agreement as may be allowed under the applicable laws and regulations.

Section 15. Confidentiality.

A. LICENSEE and LICENSOR agree that they will not use the Confidential Information for any purpose unrelated to this Agreement, and will hold it in confidence during the term of this Agreement and for a period of five (5) years after the termination or expiration date of this Agreement.  Each party will exercise with respect to such Confidential Information the same degree of care as that party exercises with respect to its own confidential or proprietary information of a similar nature, and will not disclose it or permit its disclosure to any Third Party (except to those of its employees, consultants, agents, Third Party sublicensees and potential sublicensees, and Affiliates who are bound by the same obligation of confidentiality as the party is bound by pursuant to this Agreement and who need the Confidential Information to carry out the purposes of this Agreement).  However, such undertaking of confidentiality will not apply to any information or data that:

(i) was known to receiving parry prior to the receipt of the Confidential Information; or is developed independently without breach of this Agreement by the receiving party;

(ii) becomes known to the public not as a result of any action or inaction by the receiving party;

(iii) receiving party receives at any time from a Third Party who is lawfully in possession of same and has the right to disclose same; or

(iv) is required to be disclosed by law, regulation or order in a judicial or administrative proceedings, provided that the receiving party, to the fullest extent permitted or reasonably feasible under the circumstances, shall have secured confidential treatment of the Confidential Information disclosed.

B. Notwithstanding the provisions of Section 15A hereof, a party may, to the extent necessary, disclose and use Confidential Information disclosed to it by the other party:

(i) for purposes of securing institutional or government approval to clinically test or market any Licensed Product(s) or practice any Licensed Process(es), provided that the party that originally disclosed the Confidential Information shall have been notified of such disclosure; or

(ii) where the disclosure and use of the Confidential Information will be useful or necessary to the application or prosecution of patents for any Licensed Process(es), Licensed Product(s), or Technology, provided that the party that originally disclosed the Confidential Information shall have been notified of such disclosure.

(iii) where the disclosure and use of the Confidential Information is in the opinion of outside counsel for the Company, required for financial reporting and disclosure under applicable securities laws.

Section 16. Mediation and Arbitration.

If any dispute arises from or relating to this Agreement, the parties must submit the dispute to mediation in Seattle, Washington, by a sole mediator who is selected by the parties or, at any time, to mediation by the American Arbitration Association (“AAA”).  If not thus resolved, the dispute will be determined before a sole arbitrator selected by the parties or in accordance with the rules of the AAA.  The arbitration shall be in Seattle, Washington, and governed by the Federal Arbitration Act.  The requirement for mediation and arbitration shall not be deemed a waiver of any right of termination under this Agreement and the arbitrator is not empowered to act or make any award other than based solely on the rights and obligations of the parties prior to any such termination.  The arbitrator shall not limit, expand or modify the terms of the Agreement nor award damages in excess of compensatory damages, and each party waives any claim to such excess damages.  Any arbitration award made (i) shall be a bare award limited to, a holding for or against a party and affording such remedy as is deemed equitable, just and within the scope of this Agreement; (ii) shall be without findings as to issues (including, but not limited to patent validity and/or infringement); (iii) may in appropriate circumstances (other than patent disputes) include injunctive relief; (iv) shall be made within four (4) months of the appointment of the arbitrator and (v) may be entered by any court of competent jurisdiction.  A request by a party to a court for interim protection shall not affect either party’s obligation hereunder to mediate or arbitrate.  Each party shall bear its own expenses and an equal share of all cost and fees of the mediation and/or arbitration.  Any arbitrator selected shall be competent in the legal and technical aspects of the subject matter of this Agreement.  The existence, content and result of mediation and/or arbitration shall be held in confidence by all participants, each of whom shall be bound by an appropriate confidentiality agreement.

Section 17. Integration and Modification.

This Agreement constitutes the full understanding between the parties with reference to the subject matter hereof, and no statements or agreements by or between the parties, whether orally or in writing, made prior to or at the signing hereof, will vary or modify the written terms of this Agreement.  Neither party can claim any amendment, modification, or release from any provisions of this Agreement by mutual agreement, acknowledgment, or otherwise, unless such mutual agreement is in writing, signed by the other party, and specifically states that it is an amendment to this Agreement.

Section 18. Non-Waiver.

The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not he construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect.  No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

Section 19. Remedies For Breach of Confidentiality.

A. The parties agree that any breach of Section 15 of this Agreement by either LICENSOR, or LICENSEE could cause irreparable damage to the non-breaching party, and that monetary damages alone would not be adequate and, if such breach or threat of breach occurs, the non-breaching party shall have, in addition to any and all remedies at law and without the posting of a bond or other security, the right to an injunction, specific performance or other equitable relief necessary to prevent or redress the violation of the confidentiality obligations of Section 15..  If a proceeding is brought in equity to enforce Section 15, the breaching party shall not urge as a defense that there is an adequate remedy at law nor shall the non-breaching parry be prevented from seeking any other remedies that may be available to it,

B. If either party is required to bring suit or otherwise seek enforcement of its rights under Sections 15 and 19 hereof, the prevailing parry in any such action or proceeding shall be entitled to recover reasonable attorneys’ fees and expenses incurred in such action or proceeding.

Section 20. Headings.

The headings of the sections are inserted for convenience of reference only and shall not affect any interpretation of this Agreement.

Section 21. Contract Formation and Authority.

A. No agreement between the parties exists unless a duly authorized representative of LICENSEE and of LICENSOR have signed this document.

B. The persons signing on behalf of LICENSOR and LICENSEE warrant and represent that they have authority to execute this Agreement on behalf of the party for whom they have signed.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the dates indicated below.

George B. McDonald, M.D.

/s/ George B. McDonald                                                                Date:    November 23, 1998

LICENSEE

ENTERON PHARMACEUTICALS, INC.

By: /s/ Steve H. Kanzer	Date: November 24, 1998

Steve H. Kanzer, Chairman

APPENDIX A

ROYALTY REPORT

LICENSEE:                                                                Agreement No.:

Inventor:                                                      Technology:

Period Covered:  From      /  / 1999                                                                           Through:   /  / 199

Prepared By:                                                                Date:

Approved By:                                                                Date:

If license covers several major product lines, please prepare a separate report for each line.

Then combine all product lines into a summary report.

Report Type:                                                      Single Product Line Report:

 Multiproduct Summary Report.  Page 1 of                                                                                                            Pages

 Product Line Detail.  Line:                                                                             Tradename:                                             Page:

Report Currency:                                                                            U.S. Dollars                                            Other

	Gross	* Less:	Net	Royalty	Period Royalty Amount
Country	Sales	Allowances	Sales	Rate	This Year	Last Year
U.S.A.
Canada
Europe:

Japan
Other:

TOTAL:
Total Royalty:                                 Conversion Rate:                                                       Royalty in U.S Dollars:  $

* Provide a detailed listing of all deductions from Gross Sales.

APPENDIX B

DEVELOPMENT REPORT

Development Report (4-8 paragraphs) including time period covered by this report.

1.	Pertinent information since last report including progress of the research and development and completed results.

2.	Activities currently under investigation and projected date of completion.

3.	Status of regulatory compliance, approvals and permits or licenses for using Licensed Product(s) for the prevention and treatment of graft-versus-host disease and host-versus-graft disease.

Future Development Activities (4-8 paragraphs).

1.	Activities to be undertaken before next report and their projected starting and completion dates.

2.	Estimated total development time remaining before Licensed Product(s) will be commercialized for the prevention and treatment of graft-versus-host disease and host-versus-graft disease.

Changes to initial development plan (2-4 paragraphs).

3.	Reasons for change.

4.	Variables that may cause additional changes.

Items to be provided if applicable:

5.	Information relating to Licensed Product(s) that has become publicly available, e.g., published articles, competing products, patents, etc.

6.
Descriptions and result of any research or development work being performed by Third Parties or Affiliates (including name of such Third Party or Affiliate and reasons for use of Third Parties or Affiliates) and planned future uses of Third Parties or Affiliates (including name of such Third Parties or Affiliates, reasons for use of Third Parties or Affiliates, and description of type of work).

7.	Update of each of the following: competitive information trends in industry, sublicensing activity, changes in government compliance requirements (if applicable) and market plan.

APPENDIX C

DEVELOPMENT PLAN

The plan should provide LICENSOR with an overview of the activities that LICENSEE believes arc necessary to bring Licensed Products to the marketplace worldwide.  Include estimated start date and completion date for each item.

I.	Development program for international Regulatory Approvals and sales of Licensed Product(s) for the prevention and treatment of graft-versus-host disease and host-versus-graft disease.

A.	Development activities to be undertaken, including major milestones.

1.

2.

B.	Estimated Total Development Time

II.	Governmental approvals, if required, including types of submissions required by each government agency (e.g. FDA, EPA, etc.).

III.	Proposed marketing approach for international sales of Licensed Product(s) for the prevention and treatment of graft-versus-host disease and host-versus-graft disease.

IV.
Competitive information including potential competitors, potential competitive devices or compositions, developments, technical achievements, anticipated dates of LICENSEE’s and competitor’s respective products launches for the prevention and treatment of graft-versus-host disease, host-versus-graft disease or other diseases.

APPENDIX D

KNOW-HOW

1.	IND# 20,212

Oral Formulations of Beclomethasone Dipropionate for the treatment of inflammatory, diseases of the intestinal tract.

2.	Orphan Drug Designation Application #98-1111

FDA’s acknowledgment of an orphan drug designation for oral administration of beclomethasone dipropionate for the treatment of intestinal graft-versus-host disease is attached hereto as “Appendix D—Attachment.”

APPENDIX I

LICENSED PATENTS

1.	U.S. Patent Application Serial Number 09/103,762, entitled “Method for preventing tissue damage following hematopoietic cell transplantation” and filed June 24, 1998.

2.
U.S. Patent Application Serial Number 09/151,388, entitled “Method for preventing tissue damage associated with graft-versus-host or host-versus-graft disease following transplantation” and filed September 10, 1998.